Exhibit 99.1

For Immediate Release	www.fairchildsemi.com
April 15, 2004
Investor Relations:
Dan Janson
207-775-8660
investor@fairchildsemi.com

Corporate Communications:
Fran Harrison
207-775-8576
fran.harrison@fairchildsemi.com

Public Relations Firm:
Barbara Ewen
CHEN PR
781-466-8282
bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Reports First Quarter Results

•	Sales Grow 8% Sequentially and 14% from First Quarter 2003

•	Operating Margin Increases 300 Basis Points Sequentially

•	Power Products Grow to a Record High 74% of Total Sales

•	13 Week Backlog at Highest Level in Company History

•	Strong Demand Continues Across Multiple End Markets

•	Positive Operating Cash Flow for 22nd Consecutive Quarter

South Portland, Maine – Fairchild Semiconductor (NYSE: FCS), the leading global supplier of high performance products that optimize power in multiple end markets, today announced results for the first quarter ended March 28, 2004. Fairchild reported first quarter sales of $399.7 million, 8% higher than the prior quarter and 14% greater than the first quarter of 2003.

Fairchild reported net income in the quarter of $13.0 million or $0.10 per diluted share compared to net income of $5.3 million or $0.04 per diluted share in the fourth quarter of 2003 and a net loss of $17.6 million or $0.15 per share in the first quarter of 2003. Included in the first quarter 2004 results are pre-tax charges of $2.8 million, primarily associated with certain restructuring activities announced in 2003. Gross margin in the first quarter of 2004 was up more than 200 basis points sequentially. Operating margin was 7.9% in the first quarter, up 300 basis points sequentially and 790 basis points from the first quarter of 2003.

Fairchild reported a sequential increase in pro forma net income to $21.4 million or $0.17 per diluted share compared to pro forma net income of $17.5 million or $0.14 per diluted share in the previous quarter and $4.5 million or $0.04 per diluted share in the first quarter of 2003. This is a

21% increase in pro forma EPS from the prior quarter and a 325% increase from a year ago. Pro forma net income excludes amortization of acquisition-related intangibles, restructuring and impairments, and other items.

“We had a great quarter, exceeding our gross margin forecast and our updated guidance for sales,” said Kirk Pond, Fairchild’s president, CEO and chairman of the Board. “We increased sales in what is typically a seasonally soft quarter by a remarkable 8% sequentially and 14% from a year ago. I’m particularly pleased with the solid execution of our employees to increase shipments beyond our forecasts to meet our customers’ growing demand. Our strong sales growth in the quarter and continued strong bookings are being driven by our market leadership position in power products, one of the fastest growing segments of the semiconductor industry. We increased sales of power analog and discrete products 9% sequentially, driving our power products to 74% of our total sales, up from 72% in the prior quarter. I’m also very pleased with our significant improvement in margins resulting in a substantial increase in pro forma EPS. We’re delivering exceptional operational and financial results through our solid execution across all of our product lines.”

End Market and Regional Trends

“One of the hallmarks of this semiconductor business cycle has been the broad based strength in demand which we continued to see in the first quarter of 2004,” explained Pond. “Our weekly booking rate, with the exception of the week of Chinese New Year, continued at the same strong level we saw in the prior quarter, increasing our 13 week backlog 16% sequentially to its highest level in the history of the company. I’m pleased to announce that we increased our analog bookings substantially in the quarter, resulting in a 29% sequential increase in 13 week backlog for our analog products. Demand in the consumer electronics end markets, especially DVD, TV, and set top boxes, showed particular strength this quarter, driving our 13 week backlog up 30% sequentially in this end market.

“All regions reported higher sequential sales in the first quarter,” stated Pond. “Sales were particularly strong in the Americas, Japan, and Europe, each region growing sales more than 10% from the prior quarter. Asia sales, excluding Korea and Japan, were up nearly 7% sequentially despite the Chinese New Year holiday.”

Design Wins and New Products

“We continued to increase new product sales in the first quarter,” stated Pond. “Design activity in our latest generation SuperFET™ power switches; Green Mode power switches; power supply controllers for microprocessors and DDR memory; automobile ignition and consumer appliance IGBT products; Smart Power Modules™; and video filters continues to drive higher sales and gross margins. This is especially true in our analog business where our new power management solutions aimed at the computing, display and consumer electronics end markets are helping to drive strong sales and more than a 500 basis point sequential increase in analog gross margin. Power management demands are growing as our customers add more features to handheld electronics, increase the speed of personal computers, and drive for better energy efficiency in industrial and consumer electronics. Fairchild has a great line-up of new products designed to meet these growing power demands.”

Factory Utilization, Lead Time and Capacity Trends

“Our factory utilization continued to climb in the first quarter with average lead times increasing to 14 to 15 weeks,” said Pond. “As previously announced, we’re accelerating capital expenditures into the first half of 2004 to support the higher demand. We expect to increase total available fab capacity by more than 5% in the second quarter 2004, and plan to add more capacity as required throughout the year.

“We’re also increasing our fab output through technological and process improvements,” stated Pond. “For example, we increased wafer starts by 50% sequentially in the first quarter for our PowerTrench® III process, which supports the majority of our low power switch business. The PowerTrench III process allows us to increase the number of chips on an equivalent size wafer by approximately 30% compared to the previous generation.

“We’re off to a great start in 2004,” said Pond. “Our focus on the fast growing power market, success in new products, prudent investment in additional capacity, and significant presence in Asia are enabling us to grow quickly and profitably in this business cycle. Fairchild remains committed to grow at or above the rate of our served strategic markets. We’re executing well to support our customers’ needs and I’m very optimistic that we will continue to deliver exceptional performance through 2004.”

First Quarter Financials

“We had an exceptional first quarter,” said Matt Towse, Fairchild’s senior vice president and chief financial officer. “We’re making solid progress improving our gross and operating margins based primarily on sustainable advantages in new products, better product mix, and lower costs as well as gradually improving prices. A great example of this improvement is in our analog business where we increased gross margin by over 900 basis points from a year ago by increasing sales of leading power management solutions with better performance and more integration to meet our customers’ increasingly complex requirements.

“During the quarter, we improved inventory turns, invested $43.4 million in capital expenditures, and maintained our cash and marketable investments balance well over $600 million,” stated Towse. “Fairchild delivered exceptional results in the first quarter and we’re well positioned to continue our strong performance for the rest of 2004.”

Second Quarter Guidance

“We forecast second quarter revenues to increase 5% sequentially,” said Towse. “We have plenty of backlog and great demand visibility entering the second quarter. Our focus is on accelerating capacity additions to drive higher sales and to support our customers’ growing demand.

“We forecast gross margin to be up 200 basis points sequentially due to better product mix, lower costs, and an improving pricing environment,” said Towse. “We expect net interest expense to be about $14 million in the second quarter and amortization of acquisition related intangibles to drop to roughly $6.1 million and continue at that amount per quarter for the rest of 2004.”

“We have a lot of momentum going into the second quarter,” concluded Towse. “Our employees are executing our strategy very well and we’re delivering strong financial performance as a result.”

This press release is accompanied by pro forma statements of operations (which exclude expenses for amortization of intangibles, restructuring, impairments and other items), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from pro forma to GAAP results.

Special Note on Forward Looking Statements:

The statements in the second quarter guidance section above are forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors’ actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild’s components are used in computing, communications, consumer, industrial and automotive applications. Fairchild’s 10,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Pro Forma Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 28,	March 30,
	2004	2003
Total revenue	$397.8	$353.3
Cost of sales	293.5	273.6

Gross profit	104.3	79.7

Operating expenses:
Research and development	20.7	19.1
Selling, general and administrative	41.7	39.2

Total operating expenses	62.4	58.3

Operating income	41.9	21.4
Interest expense, net	13.2	18.4

Income before income taxes	28.7	3.0
Provision (benefit) for income taxes	7.3	(1.5)

Pro forma net income	$21.4	$4.5

Pro forma net income per common share:
Basic	$0.18	$0.04

Diluted	$0.17	$0.04

Weighted average common shares:
Basic	119.0	117.2

Diluted	125.5	118.1

     Pro forma consolidated statements of operations are intended to present the Company’s operating results, excluding special items described below, for the periods presented.

     Pro forma consolidated statement of operations is presented because we use it as an additional measure of our operating performance. EBITDA, pro forma net income, and pro forma net income per share should not be considered as alternatives to net income, net income per share or other consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

     During the three months ended March 28, 2004 and March 30, 2003 the special items included restructuring and impairment charges, distributor sales reserves associated with restructuring, inventory charges associated with restructuring, and amortization of acquisition-related intangibles.

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Pro Forma Net Income

(In millions)

(Unaudited)

	Three Months Ended
	March 28,	March 30,
	2004	2003
Net income (loss)	$13.0	$(17.6)
Adjustments to reconcile net income (loss) to pro forma net income:
Restructuring and impairments	3.8	10.4
Distributor sales reserves associated with restructuring	(1.9)	2.2
Inventory charge associated with restructuring	0.9	—
Amortization of acquisition-related intangibles	7.6	9.5
Associated tax effects	(2.0)	—

Pro forma net income	$21.4	$4.5

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 28,	March 30,
	2004	2003
Total revenue	$399.7	$351.1
Cost of sales	294.4	273.6

Gross profit	105.3	77.5

Operating expenses:
Research and development	20.7	19.1
Selling, general and administrative	41.7	39.2
Amortization of acquisition-related intangibles	7.6	9.5
Restructuring and impairments	3.8	10.4

Total operating expenses	73.8	78.2

Operating income (loss)	31.5	(0.7)
Interest expense, net	13.2	18.4

Income (loss) before income taxes	18.3	(19.1)
Provision (benefit) for income taxes	5.3	(1.5)

Net income (loss)	$13.0	$(17.6)

Net income (loss) per common share:
Basic	$0.11	$(0.15)

Diluted	$0.10	$(0.15)

Weighted average common shares:
Basic	119.0	117.2

Diluted	125.5	117.2

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 28,	December 28,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$525.9	$531.1
Short-term marketable securities	18.6	15.8
Receivables, net	170.3	153.4
Inventories	223.2	221.5
Other current assets	61.7	62.2

Total current assets	999.7	984.0
Property, plant and equipment, net	629.1	622.7
Intangible assets, net	169.9	177.6
Goodwill	229.9	229.9
Long-term marketable securities	81.6	80.4
Other assets	169.4	163.9

Total assets	$2,279.6	$2,258.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.3	$3.3
Accounts payable	114.4	109.6
Accrued expenses and other current liabilities	120.5	134.8

Total current liabilities	238.2	247.7
Long-term debt, less current portion	847.7	848.6
Other liabilities	14.5	14.5

Total liabilities	1,100.4	1,110.8
Total stockholders’ equity	1,179.2	1,147.7

Total liabilities and stockholders’ equity	$2,279.6	$2,258.5

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 28,	March 30,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$13.0	$(17.6)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	45.7	46.8
Restructuring and impairments, net of cash expended	13.6	10.8
Other	4.1	(7.9)
Changes in operating assets and liabilities, net of acquisitions	(45.7)	8.4

Cash provided by operating activities	30.7	40.5

Cash flows from investing activities:
Capital expenditures	(43.4)	(28.8)
Purchase of marketable securities	(36.3)	(48.8)
Sale of marketable securities	32.0	19.5
Other	(0.3)	(0.2)

Cash used in investing activities	(48.0)	(58.3)

Cash flows from financing activities:
Repayment of long-term debt	(0.9)	(0.4)
Proceeds from issuance of common stock and from exercise of stock options, net	15.1	2.0
Other	(2.1)	(2.2)

Cash provided by (used in) financing activities	12.1	(0.6)

Net change in cash and cash equivalents	(5.2)	(18.4)
Cash and cash equivalents at beginning of period	531.1	618.3

Cash and cash equivalents at end of period	$525.9	$599.9